Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-07621) pertaining to the LCA-Vision Inc. 1995 Long-Term Stock Incentive Plan and the LCA-Vision Inc. Directors’ Nondiscretionary Stock Option Plan, in the Registration Statement (Form S-8 No. 333-74485) pertaining to the LCA-Vision Inc. 1998 Long-Term Stock Incentive Plan, and in the Registration Statement (Form S-8 No. 333-123522) pertaining to the LCA-Vision Inc. 2001 Long-Term Stock Incentive Plan of our reports dated March 1, 2006, with respect to the consolidated financial statements and schedule of LCA-Vision Inc., LCA-Vision Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of LCA-Vision Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Cincinnati, Ohio
March 13, 2006

47